Exhibit 3.1
AMENDMENT NO. 1 TO THE
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
QR ENERGY, LP
     This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of QR Energy, LP, a Delaware limited partnership (the “Partnership”), dated as of December 22, 2010 (the “Partnership Agreement”), is entered into effective as of October 3, 2011, by QRE GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
     WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner may, for any Partnership purpose, at any time and from time to time, issue additional Partnership Interests to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;
     WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines is necessary or appropriate in connection with the creation, authorization and issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement;
     WHEREAS, the Partnership has entered into a Purchase and Sale Agreement, dated as of September 12, 2011 (the “Purchase Agreement”), between the Partnership, QRE Operating, LLC, a Delaware limited liability company (“OLLC”), Quantum Resources A1, LP, a Delaware limited partnership (“QRA”), QAB Carried WI, LP, a Delaware limited partnership (“QAB”), QAC Carried WI, LP, a Delaware limited partnership (“QAC”), and Black Diamond Resources, LLC, a Delaware limited liability company (“Black Diamond,” and collectively with QRA, QAB and QAC, the “Sellers”), pursuant to which the Sellers will transfer certain oil and natural gas properties to the Partnership in exchange for the issuance by the Partnership to the Sellers of 16,666,667 units of a new class of Partnership Interests to be designated as “Class C Convertible Preferred Units” with the rights, preferences and privileges and such other terms as are set forth in this Amendment;
     WHEREAS, the General Partner has determined that the creation and issuance of the Class C Convertible Preferred Units (as defined below) are in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units;
     WHEREAS, the creation and issuance of the Class C Convertible Preferred Units complies with the requirements of the Partnership Agreement; and
     WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the creation, authorization and issuance of the Class C Convertible Preferred Units;
     NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
     Section 1. Amendments.
     (a) Section 1.1 of the Partnership Agreement is hereby amended to add or to amend and restate the following definitions:
     “Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
     (a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less
     (b) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters, less
     (c) the aggregate Class C Distribution accrued and payable on the Class C Convertible Preferred Units with respect to such Quarter;
     provided, that the General Partner may not establish cash reserves pursuant to clause (b)(iii) above unless the General Partner determines that the effect of such reserves would not be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to any of the next four Quarters; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
     Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
     “Class C Conversion Date” means, with respect to any Class C Convertible Preferred Unit:
          (a) pursuant to the Holder Conversion Right, the time immediately prior to the close of business on the date on which a Certificate representing such Class C Convertible Preferred Unit and a duly signed Holder Conversion Notice have been received by the Partnership; and
          (b) pursuant to the Partnership Forced Conversion Right, the time immediately prior to the close of business on the date on which the Partnership gives a Partnership Forced Conversion Notice to the holders of the Class C Convertible Preferred Units.
     “Class C Convertible Preferred Unit” is defined in Section 5.12(a).
     “Class C Distribution” means, with respect to a Class C Convertible Preferred Unit:
     (a) for the period beginning on the Class C Issue Date and ending on the last Business Day of the Quarter during which the third anniversary of the Class C Issue Date occurs, $0.21 per Quarter, with the Class C Distribution for the first such Quarter being prorated from the Class C Issue Date; and
     (b) for any Quarter beginning after the third anniversary of the Class C Issue Date, the greater of (i) $0.475 per Quarter or (ii) the distribution payable on a Common Unit with respect to such Quarter.
     “Class C Distribution Payment Date” is defined in Section 5.12(b)(ii)(A).
     “Class C Issue Date” means October 3, 2011.
     “Class C Liquidation Value” means, as of a particular date, with respect to a Class C Convertible Preferred Unit, an amount equal to the sum of (a) the Initial Unit Price for such Class C Convertible Preferred Unit and (b) any accrued but unpaid Class C Distributions on such Class C Convertible Preferred Unit to and including such date.
     “Class C Pro Rata Distribution” means, in respect of any Parity Interest, the distribution permitted to be made on such Parity Interest in the event that the Partnership fails to pay in full in cash any distribution (or portion thereof) which any holder of Class C Convertible Preferred Units accrues and is entitled to receive, which is equal to the distribution payable in respect of such Parity Interest as of such date, multiplied by a fraction (i) the numerator of which is the distribution paid in respect of each Class C

Convertible Preferred Unit on the most recent Class C Distribution Payment Date and (ii) the denominator of which is the distribution accumulated and payable on each Class C Convertible Preferred Unit immediately prior to the payment of such distribution on the most recent Class C Distribution Payment Date.
     “Common Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to, or include, any Subordinated Unit, Class B Unit or Class C Convertible Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.
     “Cumulative Class C Accrual” means, as of any date of determination, the sum of all Class C Distributions, whether or not paid, for each Quarter ending on or after the Class C Issuance Date and on or before the date of determination.
     “Expiration Date” is defined in Section 5.12(b)(ix)(A).
     “Holder Conversion Notice” is defined in Section 5.12(b)(vii)(D).
     “Holder Early Conversion Period” means, prior to the second anniversary of the Class C Issue Date, any thirty consecutive Trading Day (30 Trading Day) period commencing on the first Trading Day following the thirtieth (30th) consecutive Trading Day for which the daily volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading is greater than or equal to one hundred thirty percent (130%) of the Initial Unit Price of the Class C Convertible Preferred Units.
     “Holder Conversion Right” is defined in Section 5.12(b)(vii)(A).
     “Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units; provided, however, that the Initial Unit Price with respect to a Class C Convertible Preferred Unit shall be $21.00 per Class C Convertible Preferred Unit.
     “Junior Interest” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Class C Convertible Preferred Units, including but not limited to Common Units, Class B Units and Subordinated Units.

     “Parity Interest” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Class C Convertible Preferred Units.
     “Offering Proceeds Per Common Unit” has the meaning set forth in the definition of “Partnership Forced Conversion Period.”
     “Partnership Forced Conversion Notice” is defined in Section 5.12(b)(vii)(E).
     “Partnership Forced Conversion Period” means any thirty consecutive calendar day period commencing on the first Trading Day following the thirtieth (30th) consecutive Trading Day for which the daily volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading is greater than or equal to either one hundred thirty percent (130%) of the Initial Unit Price of the Class C Convertible Preferred Units (the “First Tier Conversion Price”) or one hundred forty-three percent (143%) of the Initial Unit Price of the Class C Convertible Preferred Units (the “Second Tier Conversion Price”), as applicable in clause (2) below; provided, that (i) no Partnership Forced Conversion Period shall commence earlier than the third anniversary of the Class C Issue Date, (ii) no Partnership Forced Conversion Right shall be deemed to have been exercised unless the following conditions are satisfied as of the date on which the Partnership Forced Conversion Notice is given, and (iii) a Partnership Forced Conversion Notice will be deemed to have not been given in the circumstances set forth in the last sentence of Section 5.12(b)(vii)(F):
     (1) the Partnership shall have filed and the Commission shall have declared effective (and not suspended the effectiveness of) a registration statement under the Securities Act covering the resale of all of the Common Units issuable upon conversion of the Class C Convertible Preferred Units that are the subject of the Partnership Forced Conversion Notice; and
     (2) the conditions set forth in one of the following clauses (A), (B) or (C) shall have been satisfied:
               (A) a Partnership Forced Conversion Period shall have commenced using the Second Tier Conversion Price with respect to a Partnership Forced Conversion Notice delivered prior to the fifth anniversary of the Class C Issue Date; or
               (B) a Partnership Forced Conversion Period shall have commenced using the First Tier Conversion Price with respect to a Partnership Forced Conversion Notice delivered on or after the fifth anniversary of the Class C Issue Date; or
               (C)(i) a Partnership Forced Conversion Period shall have commenced using the First Tier Conversion Price with respect to a Partnership Forced Conversion Notice delivered prior to the fifth anniversary of the Class C Issue Date and (ii) the Partnership shall have engaged one or more investment banking firms of national reputation to serve as underwriters to promptly conduct an underwritten reoffering to the public of the Common Units issuable upon conversion of the Class C Convertible Preferred Units that are the subject of such Partnership Forced Conversion Notice (a “Registered Resale Offering”) seeking net proceeds to the holders of Class C Convertible Preferred Units participating in such offering (after discounts and commissions but before expenses) per Common Unit equal to not less than the First Tier Conversion Price less (A) a standard underwriting discount, less (B) a customary discount, not to exceed 5% of the First Tier Conversion Price (such price less such discounts, the “Offering Proceeds Per Common Unit”).
     “Partnership Forced Conversion Right” is defined in Section 5.12(b)(vii)(B).
     “Percentage Interest” means as of any date of determination (a) as to the General Partner, with respect to the General Partner Interest (calculated based upon a number of General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder (or, in the case of the Class C Convertible Preferred Units, the number of Common Units into which such Class C Convertible Preferred Units may be converted pursuant to Section 5.12(b)(vii)), as the case may be, by (B) the total number of Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance.
     “Property” is defined in Section 5.12(b)(ix)(C).
     “Purchased Units” is defined in Section 5.12(b)(ix)(A).
     “Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership that includes the Closing Date or Class C Issue Date, the portion of such fiscal quarter after the Closing Date or Class C Issue Date, as applicable.
     “Reference Property” is defined in Section 5.12(b)(ix)(B).
     “Registered Resale Offering” has the meaning set forth in the definition of “Partnership Forced Conversion Period.”
     “Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Class B Units, Class C Convertible Preferred Units and Subordinated Units, but shall not include the General Partner Units.
     “Unpaid MQD” is defined in Section 6.1(c)(i)(C).
     (b) Section 4.1 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “Section 4.1 Certificates. Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates; provided, however, that the Partnership shall issue Certificates with respect to the Class C Convertible Preferred Units in accordance with Section 5.12(b)(vi). Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.
     (c) Section 4.7(c) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(c) The transfer of a Subordinated Unit or a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7. The transfer of a Common Unit that has resulted from the conversion of a Class C Convertible Preferred Unit pursuant to Section 5.12(b)(vii) shall be subject to the restrictions imposed by Section 6.9.”
     (d) Section 5.5(a) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and the methodology set forth in Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with

Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The Partnership shall follow the methodology set forth in the proposed noncompensatory option regulations under Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3 at all times, including when the assets of the Partnership are revalued or any Class C Convertible Preferred Units are converted pursuant to Section 5.12(b)(vii). For the avoidance of doubt, the Class C Convertible Preferred Units will be treated as a partnership interest in the Partnership for federal income tax purposes, and, therefore, each holder of a Class C Convertible Preferred Unit will be treated as a partner in the Partnership.”
     (e) Section 5.5(d)(i) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), upon an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), or the conversion of a Class C Convertible Preferred Unit, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance, or immediately after such conversion (with respect to the conversion of a Class C Convertible Preferred Unit), shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Class C Convertible Preferred Unit, first to the Partners holding converted Class C Convertible Preferred Units until the Capital Account of each converted Class C Convertible Preferred Unit is equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Class C Convertible Preferred Unit), and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Class C Convertible Preferred Unit is not sufficient to cause the Capital Account of each converted Class C Convertible Preferred Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Class C Convertible Preferred Unit), then Capital Account balances shall be reallocated between the Partners holding converted Class C Convertible Preferred Units and the Partners holding Common Units (other than converted Class C Convertible Preferred Units) so as to cause the Capital Account of each converted Class C Convertible Preferred Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Class C Convertible Preferred Unit), in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests, or immediately after the conversion of a Class C Convertible Preferred Unit, shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time and must reduce the fair market value of all Partnership assets by the excess, if any, of the fair market value of any Outstanding Class C Convertible Preferred Units that have not yet been converted over the aggregate Issue Price of such Class C Convertible Preferred Units to the extent of any Unrealized Gain that has not been reflected in the Partners’ Capital Accounts previously, pursuant to Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).”
     (f) Section 5.9(a) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(a) Subject to Section 5.9(d), Section 6.6 and Section 6.8 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage, Cumulative Common Unit Arrearage, the Initial Unit Price for a Class C Convertible Preferred Unit, Offering Proceeds per Common Unit or accrued and unpaid Class C Distributions) or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.”
     (g) Article V of the Partnership Agreement is hereby amended to add a new Section 5.12 creating a new series of Units as follows:
     “Section 5.12 Establishment of Class C Convertible Preferred Units.
     (a) General. The General Partner hereby designates and creates a series of Units to be designated as “Class C Convertible Preferred Units” and consisting of a total of 16,666,667 Class C Convertible Preferred Units, having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.12 and in Sections 5.5 and 6.9. The class of Class C

Convertible Preferred Units shall be closed immediately following the Class C Issue Date and thereafter no additional Class C Convertible Preferred Units shall be designated, created or issued. The initial Capital Account balance in respect of each Class C Convertible Preferred Unit issued on the Class C Issue Date shall be the Initial Unit Price for such Class C Convertible Preferred Unit.
     (b) Rights of Class C Convertible Preferred Units. The Class C Convertible Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
          (i) Allocations.
          The Class C Convertible Preferred Units shall be allocated items of Partnership income, gain, loss, deduction and credits in accordance with Section 6.1 and 6.2.
          (ii) Distributions.
          (A) Commencing on the Class C Issue Date, the holders of the Class C Convertible Preferred Units as of an applicable Record Date shall accrue and be entitled to receive cumulative distributions, prior to any other distributions made in respect of any other Partnership Interests pursuant to Sections 6.4 or 6.5, in cash in an amount equal to the Class C Distribution on each Class C Convertible Preferred Unit. Except as provided below in this Section 5.12(b)(ii)(A), each Record Date established pursuant to this Section 5.12(b)(ii) for a Class C Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Interests pursuant to Section 6.4 or 6.5 for such Quarter. All such distributions shall be paid Quarterly, in arrears, within forty-five (45) days after the end of each Quarter (a “Class C Distribution Payment Date”). If the Partnership fails to pay in full in cash any distribution (or portion thereof) which any holder of Class C Convertible Preferred Units accrues and is entitled to receive pursuant to this Section 5.12(b)(ii)(A), then (x) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash, (y) the General Partner may cause the Partnership to pay such accrued and unpaid distributions at such time and with such special Record Date as it may select and (z) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Parity Interests, other than Class C Pro Rata Distributions, unless and until all accrued and unpaid distributions on the Class C Convertible Preferred Units has been paid in full in cash.
          (B) Notwithstanding anything in this Section 5.12(b)(ii) to the contrary, with respect to Class C Convertible Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a

Class C Convertible Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the Record Date for the distribution in respect of such period.
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          (C) Accrued and unpaid distributions in respect of the Class C Convertible Preferred Units will not accrue interest.
     (iii) Issuance of Class C Convertible Preferred Units. On the Class C Issue Date, the Class C Convertible Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Purchase Agreement.
     (iv) Liquidation Value. In the event of any liquidation, dissolution or winding up of the Partnership or sale or other disposition of substantially all of the assets of the Partnership, either voluntary or involuntary, the holders of the Class C Convertible Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to Unitholders, prior and in preference to any distribution of any assets of the Partnership to the holders of any other class or series of Partnership Interests, the positive value in each such holder’s Capital Account in respect of such Class C Convertible Preferred Units. If in the year of such liquidation, dissolution or winding up or sale or other disposition of substantially all of the assets of the Partnership, any such holder’s Capital Account in respect of such Class C Convertible Preferred Units is less than the aggregate Class C Liquidation Value of such Class C Convertible Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Class C Convertible Preferred Unit is equal to the Class C Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such liquidation, dissolution or winding up or sale or other disposition of substantially all of the assets of the Partnership, any such holder’s Capital Account in respect of such Class C Convertible Preferred Units is less than the aggregate Class C Liquidation Value of such Class C Convertible Preferred Units after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which Schedule K-1s have not been filed by the Partnership shall be reallocated to all Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Class C Convertible Preferred Unit is equal to the Class C Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation).

     (v) Voting Rights.
     (A) Except as provided in this Section 5.12(b)(v), the Class C Convertible Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote together with the Common Units as a single class. When voting together with the Common Units as a single class, each Class C Convertible Preferred Unit will be entitled to the number of votes equal to the number of Common Units into which a Class C Convertible Preferred Unit is convertible at the time of the Record Date for the vote or written consent on the matter; and the meaning of “Outstanding Common Units” in the definition of “Unit Majority” shall correspondingly be construed to include Class C Convertible Preferred Units (excluding, during the Subordination Period, Class Convertible Preferred Units owned by the General Partner or its Affiliates from both the number of Outstanding Common Units and the number of Units voted).
     (B) In addition, the Class C Convertible Preferred Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class C Convertible Preferred Units in relation to other classes of Partnership Interests in any material respect or as required by law. As long as the Class C Convertible Preferred Units remain Outstanding, the Partnership shall not issued any Parity Interests or any class or series of Partnership Interests that is senior to the Class C Convertible Preferred Units in respect of distributions on such Partnership Interests or distributions upon liquidation of the Partnership, without the affirmative vote of the holders of the Class C Convertible Preferred Units, voting as a separate class. The approval of a majority of the Class C Convertible Preferred Units shall be required to approve any matter for which the holders of the Class C Convertible Preferred Units are entitled to vote as a separate class.
(vi) Certificates.
     (A) The Class C Convertible Preferred Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class C Convertible Preferred Units. The Certificates evidencing Class C Convertible Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.

     (B) The Certificate(s) representing the Class C Convertible Preferred Units may be imprinted with a legend in substantially the following form:
     “THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE SUBJECT TO THE TERMS OF THE FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF QR ENERGY, LP, AS AMENDED. THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF QR ENERGY, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF QR ENERGY, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE QR ENERGY, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). QRE GP, LLC, THE GENERAL PARTNER OF QR ENERGY, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF QR ENERGY, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.”
(vii) Conversion.
     (A) Subject to adjustment as provided in Section 5.12(b)(ix), each of the holders of the Class C Convertible Preferred Units shall have the right (the “Holder Conversion Right”), at any time (1) during any Holder Early Conversion Period or (2) following the second anniversary of the Class C Issue Date, to require conversion in whole or in part of its

Class C Convertible Preferred Units into Common Units, subject to the conditions set forth in this Section 5.12(b)(vii).
     (B) Subject to adjustment as provided in Section 5.12(b)(ix), the Partnership (acting pursuant to direction and approval of the Conflicts Committee (following consultation with the full Board of Directors and the executive officers of the General Partner) with respect to any Class C Convertible Preferred Units then owned by any of the initial holders of Class C Convertible Preferred Units, as set forth on Schedule [X] hereto, or their Affiliates) shall have the right (the “Partnership Forced Conversion Right”), at any time during any Partnership Forced Conversion Period, to convert in whole or in part (but in no event shall a Partnership Forced Conversion Notice relate to Class C Convertible Preferred Units that are convertible into Common Units having a market value, based on the average trading price calculated in accordance with the first paragraph of the definition of “Partnership Forced Conversion Period,” of less than $100 million in the aggregate (provided, that if less than such amount remains outstanding, such Partnership Forced Conversion Notice must relate to all of the Class C Convertible Preferred Units then outstanding)) the Class C Convertible Preferred Units into Common Units, subject to the conditions set forth in this Section 5.12(b)(vii) and only if there is no accrued and unpaid distribution on any Class C Convertible Preferred Units at the time of giving the Partnership Forced Conversion Notice.
     (C) Any Common Units delivered as a result of conversion pursuant to this Section 5.12(b)(vii) shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement, or created by the holders thereof. Subject to adjustment as provided in Sections 5.9 and 5.12(b)(ix), the Class C Convertible Preferred Units will convert into Common Units on a one-for-one basis upon exercise of the Holder Conversion Right or the Partnership Forced Conversion Right. Immediately following any conversion, the rights of the holders of converted Class C Convertible Preferred Units, including, without limitation, any accrual of distributions, shall cease and the Persons entitled to receive the Common Units upon the conversion of Class C Convertible Preferred Units shall be treated for all purposes as having become the owners of such Common Units.
     (D) In order to exercise the Holder Conversion Right, the holder of any Class C Convertible Preferred Unit to be converted shall surrender the Certificate representing such Class C Convertible Preferred Unit, duly endorsed or assigned to the Partnership or in blank, at any office or agency of the Partnership maintained for that purpose (which may be the Transfer Agent), accompanied by a duly signed notice (a “Holder Conversion Notice”) substantially in the form provided in Exhibit B hereto, stating that the holder of Class C Convertible Preferred Units elects to convert the Class C Convertible Preferred Units represented by such Certificate, or, if less than the entire number of Class C Convertible Preferred Units represented by such Certificate are to be converted, the whole number of such Class C Convertible Preferred Units to be converted. Any such delivery of Certificates and the Holder Conversion Notice shall be irrevocable. Only whole numbers of Class C Convertible Preferred Units may be converted.
     (E) In order to exercise the Partnership Forced Conversion Right, the Partnership shall give written notice (a “Partnership Forced Conversion Notice”) to each holder of Class C Convertible Preferred Units substantially in the form of Exhibit C attached hereto stating that the Partnership elects to force conversion of such Class C Convertible Preferred Units pursuant to Section 5.12(b)(vii)(B) and shall state therein (i) the number of Class C Convertible Preferred Units to be converted and (ii) the Partnership’s computation of the number of Common Units to be received by the holder upon the Class C Conversion Date. In addition, if a holder does not provide written notice to the Partnership of the name or names in which such holder wishes the Certificate(s) for Common Units to be issued within three Trading Days after the Partnership Forced Conversion Notice is given, then the Certificate(s) for Common Units shall be issued to the Record Holder of such Class C Convertible Preferred Units.
     (F) The provisions in this clause (F) apply only with respect to Partnership Forced Conversion Notices as to which the conditions set forth in clause (2)(C) of the definition of “Partnership Forced Conversion Period” apply. Within five calendar days after the Partnership has given such a Partnership Forced Conversion Notice, each holder of Class C Convertible Preferred Units that are the subject of such Partnership Forced Conversion Notice who wishes to include the Common Units it will receive upon such forced conversion in the Registered Resale Offering shall give notice to the Partnership (i) stating that such holder wants its Common Units included in the Registered Resale Offering, (ii) providing all relevant information necessary to include in a prospectus with respect to such holder and the Units beneficially owned by such holder, and (iii) agreeing that if such holder will receive net proceeds per Common Unit (after discounts and commissions but before expenses) from the Registered Resale Offering at least equal to the Offering Proceeds per Common Unit, such holder will execute and sell its Common Units pursuant to an underwriting agreement on customary terms for similar offerings of securities. If a Registered Resale Offering achieves net proceeds per Common Unit at least equal to the Offering Proceeds per Common Unit, (i) all Class C Convertible Preferred Units that were subject to the Partnership Forced Conversion Notice shall be converted into Common Units, and (ii) the holders of such Class C Convertible Preferred Units who participated in the offering will receive their proceeds from the Registered Resale Offering instead of Common Units. If a Registered Resale Offering does not achieve net proceeds per Common Unit at least equal to the Offering Proceeds per Common Unit, the Partnership Forced Conversion Notice will be deemed to have not been given and no Class C Convertible Preferred Units will be converted pursuant to that notice.
     (G) If the Class C Conversion Date with respect to a Class C Convertible Preferred Unit occurs during the period from the close of business on any Record Date next preceding any distribution date to the opening of business on such distribution date, the distribution payable in respect of a Class C Convertible Preferred Unit on such distribution date shall be paid to the holder of Class C Convertible Preferred Units of such Class C Convertible Preferred Unit on the Record Date, notwithstanding that the Class C Conversion Date with respect to such Class C Convertible Preferred Unit has occurred. If the Class C Conversion Date with respect to a Class C Convertible Preferred Unit occurs prior to a Record Date for distributions, such Class C Convertible Preferred Unit will, as provided below, have been deemed transferred to the Partnership and cancelled on such Class C Conversion Date, and therefore no distribution will be made on the cancelled Class C Convertible Preferred Unit on the related distribution date, whether or not the Partnership has yet delivered to the holder of Class C Convertible Preferred Units the Certificates representing Common Units deliverable upon the conversion.
     (H) Class C Convertible Preferred Units being converted shall be deemed to have been converted on the Class C Conversion Date, and at such time the rights of the holder of such Class C Convertible Preferred Units as holder of Class C Convertible Preferred Units shall cease, including any rights under this Agreement, except such Person shall continue to be a Limited Partner and shall have the right to receive Common Units from the Partnership upon conversion for such Class C Convertible Preferred Units in accordance with this Section 5.12(b)(vii), and such Class C Convertible Preferred Units shall upon the Class C Conversion Date be deemed to be transferred to, and cancelled by, the Partnership. Within three Trading Days after the Class C Conversion Date, the Partnership shall deliver to the Transfer Agent, for delivery to the holder of Class C Convertible Preferred Units being converted, a Certificate or Certificates for the number of Common Units deliverable upon conversion, together with payment in lieu of any fraction of a Common Unit, if any, as provided in Section 5.12(b)(vii)(J) below. Upon surrender of Certificates representing the converted Class C Convertible Preferred Units, duly endorsed, at any office or agency of the Partnership maintained for that purpose (which may be the Transfer Agent), such Certificate(s) for Common Units shall be registered in the name of the holder of the Class C Convertible Preferred Units surrendered for conversion, unless such holder specifies otherwise in accordance with Section 5.12(b)(vii)(E). Holders of Class C Convertible Preferred Units, in their capacity as such, have no rights in respect of Common Units unless and until the Class C Convertible Preferred Units are converted and Common Units registered in the name of the holder have been issued and delivered to such holder as described above. If a Record Date for distributions in respect of Common Units occurs between the Class C Conversion Date and the date on which Common Units issued upon conversion of Class C Convertible Preferred Units are registered in the name of the holder of such converted Class C Convertible Preferred Units, the Partnership shall (i) with respect to such distribution to be made with respect to the Common Unit deliverable by the Partnership with respect to such conversion, forward such distribution with respect to such Common Units to the holder of Class C Convertible Preferred Units surrendering such Class C Convertible Preferred Units for conversion at the address reflected on the records of the Transfer Agent, or as shown on the Holder Conversion Notice, and (ii) with respect to a Record Date for voting or consent of Common Units, provide the holder of Class C Convertible Preferred Units surrendering such Class C Convertible Preferred Units for conversion a proxy enabling such holder of Class C Convertible Preferred Units to vote or consent with respect to the vote or consent of such Common Units for the matters related to such Record Date.
     (I) The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Units upon conversion of, or payment of distributions on, Class C Convertible Preferred Units pursuant hereto. However, the holder of any Class C Convertible Preferred Units shall pay any tax that is due because the Common Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such holder’s name.
     (J) No fractional Common Unit shall be delivered upon conversion of any Class C Convertible Preferred Units. If more than one Certificate representing Class C Convertible Preferred Units shall be surrendered for conversion with the same Class C Conversion Date by the same holder of Class C Convertible Preferred Units, the number of full Common Units which shall be deliverable upon conversion thereof shall be computed on the basis of the aggregate number of whole Class C Convertible Preferred Units so surrendered. Instead of any fractional Common Unit which would otherwise be issuable upon conversion of any Class C Convertible

Preferred Units, the Partnership shall calculate and pay a cash adjustment in respect of such fraction (calculated with respect to a Common Unit to seven decimal places and rounded down to six decimal places) in an amount equal to the same fraction of the Closing Price on the Class C Conversion Date (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day), or at the Partnership’s option, the Partnership may round the number of Common Units delivered up to the next higher whole Common Unit.
     (viii) Limitations on Transfer. All transfers of Class C Convertible Preferred Units and Common Units that have resulted from the conversion of a Class C Convertible Preferred Unit pursuant to Section 5.12(b)(vii) will be subject to restrictions and limitations on transfer in accordance with Article IV.
     (ix) Distributions, Combinations and Subdivisions; Other Adjustments.
     (A) If (i) the Partnership issues rights, warrants or appreciation rights to all holders of its Common Units entitling them for a period of not more than 60 calendar days to subscribe for or purchase Common Units at a price per unit less than the Current Market Price on the Business Day immediately preceding the date of announcement of such issuance or (ii) the Partnership or any Subsidiary of the Partnership distributes cash or other consideration in respect of a tender offer or exchange offer made by the Partnership or any Subsidiary of the Partnership for all or any portion of the Common Units where the sum of the aggregate amount of such cash distributed and the aggregate fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a resolution of the Board of Directors), as of the Expiration Date (as defined below), of such other consideration distributed expressed as an amount per Common Unit validly tendered or exchanged, and accepted for purchase, pursuant to such tender offer or exchange offer as of the last time at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (such tendered or exchanged Common Units, the “Purchased Units”) exceeds the Current Market Price per Common Unit on the first Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or conversions could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then in each such case the Partnership will make proper provision such that such subscription, purchase, tender offer or exchange offer is made to the Class C Convertible Preferred Units as if such Class C Convertible Preferred Units were Common Units and receive the same rights, warrants, appreciation rights, cash or other consideration, as the case may be, per Class C Convertible Preferred Unit as would be payable to a Common Unit.

     (B) If (1) there shall occur (a) any reclassification of the Common Units (other than a change as a result of a subdivision or combination of the Common Units); (b) a statutory unit exchange, consolidation, merger or combination involving the Partnership other than a merger in which the Partnership is the continuing partnership and which does not result in any reclassification of, or change (other than as a result of a subdivision or combination pursuant to the final sentence of Section 5.9(a) above) in, outstanding Common Units; or (c) a sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Partnership, directly or indirectly, to another Person; and (2) pursuant to such reclassification, statutory unit exchange, consolidation, merger, combination, sale or conveyance, outstanding Common Units are converted or exchanged into or for stock (other than Common Units), other securities, other property, assets or cash, then the Partnership, or such successor or surviving, purchasing or transferee Person, as the case may be, shall, as a condition precedent to such reclassification, statutory unit exchange, consolidation, merger, combination, sale or conveyance, execute an amendment to this Agreement providing that, at and after the effective time of such reclassification, statutory unit exchange, consolidation, sale or conveyance, the right to convert a Class C Convertible Preferred Unit will be changed into a right to convert it into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a Common Unit immediately prior to such reclassification, statutory unit exchange, consolidation, merger, combination, sale or conveyance would have owned or been entitled to receive (the “Reference Property”) upon such transaction immediately prior to such reclassification, statutory unit exchange, consolidation, merger, combination, sale or conveyance. If the reclassification, statutory unit exchange, consolidation, merger, combination, sale or conveyance causes the Common Units to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of election), the Reference Property into which the Class C Convertible Preferred Units will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Units that affirmatively make such an election. None of the foregoing provisions shall affect the right of a holder of Class C Convertible Preferred Units to convert its Class C Convertible Preferred Units in accordance with the provisions of Section 5.12(b)(vii) prior to the effective date of such reclassification, statutory unit exchange, consolidation, merger, combination, sale or conveyance.
     (C) If the Partnership proposes to distribute to holders of its Partnership Interests any equity interests of the Partnership, evidences of indebtedness or other non-cash assets, or rights or warrants (excluding distributions and rights or warrants referred to in subsection (A) above of this Section 5.12) (such capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, “Property”), the aggregate fair market value of such Property shall be determined by the Board of Directors (whose determination shall be conclusive and set forth in a resolution of the Board of Directors). Such Property will then be distributed pursuant to Sections 6.4 and 6.5 as if it were Available Cash (from Operating Surplus or Capital Surplus as determined pursuant to the provisions of Section 6.3 or 6.5, respectively).
     (x) Restrictions on Redemptions or Repurchases of Junior Interests. While any Class C Convertible Preferred Units remain outstanding, the Partnership shall not redeem, repurchase or otherwise acquire any Junior Interests, other than Redeemable Interests pursuant to the provisions of Section 4.9.”
     (h) Section 6.1(a) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     ”(a) Net Income. Net Income for each taxable period and all items of income, gain, loss, deduction, and Simulated Gain taken into account in computing Net Income for such taxable period shall be allocated as follows:
     (i) First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(F) or Section 6.1(c)(iii)(C) for the current and all previous taxable periods;
     (ii) Second, to all Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the Adjusted Capital Account in respect of each Class C Convertible Preferred Unit then Outstanding is equal to the Class C Liquidation Value; and
     (iii) The balance, if any, to the General Partner and all Unitholders (other than the holders of Class C Convertible Preferred Units), Pro Rata;
     provided, that Unitholders holding Class B Units will not be allocated any items of Net Income pursuant to this Section 6.1(a) with respect to their Class B Units until the Adjusted Capital Account of each Common Unit and each Class B Unit or comparable fraction thereof are equal.”
     (i) Section 6.1(b) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

      “(b) Net Loss. Net Loss for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Loss for such taxable period shall be allocated as follows:
     (i) First, (x) to the General Partner in accordance with its Percentage Interest and (y) the Unitholders (other than the holders of Class C Convertible Preferred Units), Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);
     (ii) Second, to all Unitholders holding Class C Convertible Preferred Units, Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any holder of Class C Convertible Preferred Units to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and
               (iii) The balance, if any, 100% to the General Partner;
provided, that Unitholders holding Class B Units will not be allocated any items of Net Loss pursuant to this Section 6.1(b) with respect to their Class B Units until the Adjusted Capital Account of each Common Unit and each Class B Unit are equal.”
     (j) Section 6.1(c) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(c) Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction, and Simulated Gain taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.
     (i) Except as provided in Section 6.1(c)(iv), Net Termination Gain (including a pro rata part of each item of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Gain) shall be allocated:
     (A) First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(F) or Section 6.1(c)(iii)(C) for all previous taxable periods;
     (B) Second, to all Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the Adjusted Capital Account in respect of each Class C Convertible Preferred Unit then Outstanding is equal to the Class C Liquidation Value;
     (C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units and Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Adjusted Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;
     (D) Fourth, if the Adjusted Capital Account of a Common Unit and a Class B Unit (or converted Class B Unit) are not identical, (x) to all Unitholders holding the class of Units (as between the Common Units and Class B Units) with the lower Adjusted Capital Account, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, and (y) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit and each Class B Unit (or converted Class B Unit) are equal;
     (E) Fifth, if the Adjusted Capital Account of a Common Unit and a Subordinated Unit (or converted Subordinated Unit) are not identical, (x) to all Unitholders holding the class of Units (as between the Common Units and Subordinated Units) with the lower Adjusted Capital Account, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, and (y) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit and each Subordinated Unit (or converted Subordinated Unit) are equal;
     (F) The balance, if any, 100% to the General Partner and all Unitholders (other than holders of Class C Convertible Preferred Units), Pro Rata.

     (ii) Except as otherwise provided by Section 6.1(c)(iii), Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Loss) shall be allocated:
     (A) First, if Subordinated Units remain Outstanding, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;
     (B) Second, if the Adjusted Capital Account of a Common Unit and a Class B Unit (or converted Class B Unit) are not identical, to (i) the Unitholders holding the class of Units (as between the Common Units and the Class B Units) with the higher Adjusted Capital Account, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest and (ii) to the General Partner, in accordance with its Percentage Interests, until the Adjusted Capital Account of each Common Unit and each Class B Unit (or converted Class B Unit) are equal;
     (C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units and Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit and Class B Unit then Outstanding has been reduced to zero;
     (D) Fourth, to all Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the Capital Account in respect of each Class C Convertible Preferred Units then Outstanding has been reduced to zero; and
     (E) Fifth, to the General Partner and the Unitholders, Pro Rata; provided, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(E) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account);
     (F) The balance, if any, 100% to the General Partner.
     (iii) Any Net Termination Loss deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:
     (A) First, to the General Partner and the Unitholders (other than holders of Class C Convertible Preferred Units), Pro Rata; provided, that Net Termination Loss shall not be allocated pursuant to this

Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);
     (B) Second, to the Unitholders holding Class C Convertible Preferred Units, Pro Rata; provided, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and
     (C) The balance, if any, to the General Partner.
     (iv) If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), any subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to a Liquidation Date shall be allocated:
     (A) First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(C);
     (B) Second, to the Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B);
     (C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders (other than holders of Class C Convertible Preferred Units), Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(C) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(A); and
     (D) The balance, if any, pursuant to the provisions of Section 6.1(c)(i).”
     (k) Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the amount allocated in clause (1) above with respect to such Excess Distribution; provided, however, that this Section 6.1(d)(iii)(A) shall not apply with respect to the discrepancy between distributions to the Class C Convertible Preferred Units and any other class of Units.”
     (l) Section 6.1(d) of the Partnership Agreement is hereby amended to add the following as Section 6.1(d)(xiv) immediately following Section 6.1(d)(xiii):
     “(xiv) Class C Accrual Allocation. Notwithstanding any other provision of this Section 6.1(d), all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Sections 6.1(d)(i)-(v), shall be allocated to all Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the aggregate amount of allocations pursuant to this Section 6.1(d)(xiv) for such taxable period and all prior taxable periods is equal to the then Cumulative Class C Accrual.”
     (m) Section 6.2 of the Partnership Agreement is hereby amended to add the following as Section 6.2(j) immediately following Section 6.2(i):
     “(j) If Capital Account balances are reallocated between the Partners in accordance with Section 5.5(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership shall make corrective allocations (allocations of items of gross income or gain or loss or deduction for federal income tax purposes that do not have a corresponding book allocation) to take into account the Capital Account reallocation, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).”
     (n) Section 6.4(a)(iv) is hereby amended and restated in its entirety to read as follows:
     “(iv) Thereafter, to the General Partner and all Unitholders (other than the holders of Class C Convertible Preferred Units), Pro Rata;”
     (o) Section 6.4(b) is hereby amended and restated in its entirety to read as follows:

     “(b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed to the General Partner and all Unitholders (other than the holders of Class C Convertible Preferred Units), Pro Rata.”
     (p) Section 6.5 is hereby amended and restated in its entirety to read as follows:
     “Section 6.5 Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders (other than the holders of Class C Convertible Preferred Units), Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a). Available Cash that is deemed to be Capital Surplus shall then be distributed (a) to the General Partner in accordance with its Percentage Interest and (b) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4(b).”
     (q) Section 6.6 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “Section 6.6 Adjustment of Minimum Quarterly Distribution and Target Distribution.
     (a) The Minimum Quarterly Distribution, Target Distribution, Class C Liquidation Value, Class C Distribution (including any accrued but unpaid Class C Distribution), Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution and Target Distribution shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.
     (b) The Minimum Quarterly Distribution, Class C Distribution and Target Distribution shall also be subject to adjustment pursuant to Section 6.8.”
     (r) Article VI of the Partnership Agreement is hereby amended to add a new Section 6.9 as follows:

     “Section 6.9 Special Provisions Relating to the Holders of Class C Convertible Preferred Units. A Unitholder holding a Common Unit that has resulted from the conversion of a Class C Convertible Preferred Unit pursuant to Section 5.12(b)(vii) shall be required to provide notice to the General Partner of the transfer of the converted Class C Convertible Preferred Unit within the earlier of (i) thirty (30) days following such transfer and (ii) fifteen (15) days following the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 5.5(d)(i), the General Partner has previously determined, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.9, the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 6.1(d)(x); provided, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions with respect to the Class C Convertible Preferred Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).
     (s) Article XII of the Partnership Agreement is hereby amended to add a new Section 12.9 as follows:
     “Section 12.9 Class C Liquidation Value. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Class C Convertible Preferred Units shall have the rights, preferences and privileges set forth in Section 5.12(b)(iv) upon liquidation of the Partnership pursuant to this Article XII.”
     (t) The Partnership Agreement is hereby amended to addExhibit B attached hereto as Exhibit B to the Partnership Agreement.
     (u) The Partnership Agreement is hereby amended to addExhibit C attached hereto as Exhibit C to the Partnership Agreement.
     Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
     Section 3. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, this Amendment has been executed as of October 3, 2011.

GENERAL PARTNER: QRE GP, LLC
By:	/s/ Cedric W. Burgher
Cedric W. Burgher
Chief Financial Officer
Signature Page to
Amendment No. 1 to Partnership Agreement

EXHIBIT B
Form of Holder Conversion Notice
[Date]
     The undersigned hereby elects to convert the number of Class C Convertible Preferred Units (“Class C Units”) of QR Energy, LP, a Delaware limited partnership (the “Partnership”), indicated below into common units (“Common Units”) of the Partnership, according to the conditions hereof, as of the date written below. If Common Units are to be issued in the name of a person other than the holder of such Class C Units, such holder will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as may be required by the Partnership or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.
Date to Effect Conversion:______________________________________________________________
Number of Class C Units Owned:_________________________________________________________
Number of Class C Units to be Converted into Common Units:___________________________________
Number of Common Units to be Issued:____________________________________________________
Name in which Certificate for Common Units to be Issued: _____________________________________
Address for Delivery:_________________________________________________________________
Number of Class C Units to be Reissued, if less than all Class C Units represented by accompanying Certificate(s) are to be converted:______________________________________________

[HOLDER]
By:
Authorized Officer:
Title:

EXHIBIT C
Partnership Forced Conversion Notice
[Record Holder Addressee]
[Date]
     QR Energy, LP, a Delaware limited partnership (the “Partnership”), hereby elects to convert its Class C Convertible Preferred Units (“Class C Units”), in the amount provided below, per the records of the Partnership, into common units (“Common Units”) of the Partnership, as of the date written below.
Date to Effect Conversion:_____________________________________________________
Number of Class C Units Owned:_________________________________________________
Number of Class C Units to be Converted into Common Units:___________________________
Number of Common Units to be Issued:____________________________________________
Name in which Certificate for Common Units to be Issued: _____________________________
Address for Delivery:__________________________________________________________

QR ENERGY, LP
By:	QRE GP, LLC, its general partner

By:
Authorized Officer:
Title: